EXHIBIT 99.1

CONTACT:	Janice Hopkins Molina Healthcare, Inc. (562) 435-3666 x 7002	Jay Geer/Al Arizmendez Miller Geer Arizmendez, Inc. (562) 467-2020 FOR IMMEDIATE RELEASE

MOLINA HEALTHCARE OF MICHIGAN, INC. ADDS

32,000 NEW MEMBERS FROM COMMUNITY CARE PLAN

TROY, Mich. (October 15, 2003) — Molina Healthcare of Michigan, Inc. added more than 32,000 additional members from Community Care Plan as of October 1, 2003. Molina immediately began the transition process to provide seamless healthcare services to its new members.

The addition of these members has increased Molina Healthcare of Michigan’s membership to more than 80,000, ranking it as the number three Medicaid provider in the state.

“The additional members underscore Molina’s role as a significant partner with the state in the delivery of health care services to residents of Michigan,” said Roman Kulich, CEO of Molina Healthcare of Michigan, Inc. “We are committed to providing quality care for our new members,” added Kulich. “With the latest positive results from our HEDIS scores, which calculate quality clinical measures for health plans, our members can be assured that they’ll receive quality care.”

Molina Healthcare of Michigan Adds 32,500 New Members

Molina Healthcare of Michigan, Inc. is one of Michigan’s fastest growing Medicaid health plans. Molina of Michigan, Inc. now serves more than 80,000 members in 34 Lower Peninsula counties including Kent, Wayne, Oakland and Macomb. Molina relies on community physicians, local rural health clinics and hospitals for its provider network throughout Michigan. Molina Healthcare of Michigan, Inc. is a subsidiary of Molina Healthcare, Inc.

For more information on Molina Healthcare of Michigan, Inc., please log onto www.molinahealthcare.com/michigan/.

Molina Healthcare, Inc. (NYSE:MOH), a publicly-held company, is among the most experienced managed healthcare companies serving low income patients who have traditionally faced barriers to accessing quality healthcare—including individuals covered by Medicaid and other state administered health programs for children. Molina Healthcare operates health plans in Michigan, California, Washington and Utah. The company’s corporate headquarters are in Long Beach, California.

More information on Molina Healthcare can be obtained at www.molinahealthcare.com.

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The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, disasters, numerous other factors affecting the delivery and cost of healthcare and other risks as detailed from time-to-time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.